Exhibit 5.2.6

[Letterhead of Stoll Keenon Ogden PLLC]

June 9, 2010

The McClatchy Company

2100 Q Street

Sacramento, CA 95816

Re:	Lexington H-L Services, Inc.

Ladies and Gentlemen:

We are delivering this opinion letter as counsel to Lexington H-L Services, Inc., a Kentucky corporation (the “Company”), at the request of Wilson Sonsini Goodrich & Rosati, P.C., counsel to the Company’s parent, The McClatchy Company (the “Parent”). This opinion letter is provided in connection with the filing by the Parent and certain of its subsidiaries, including the Company (collectively, the “Subsidiary Guarantors”), with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (Reg. No. 333-167345) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).

Pursuant to the Registration Statement, the Parent is registering under the Securities Act an aggregate of up to $875,000,000 in principal amount of its 11.50% Senior Secured Notes due 2017 (the “Exchange Notes”) to be issued in exchange (the “Exchange Offer”) for a like principal amount of the Company’s outstanding 11.50% Senior Secured Notes due 2017 (the “Outstanding Notes”) upon the terms set forth in the Registration Statement and the letter of transmittal filed as an exhibit thereto. The Registration Statement further describes that the Outstanding Notes are guaranteed by each of the Subsidiary Guarantors (each, an “Outstanding Guarantee” and collectively, the “Outstanding Guarantees”). The Registration Statement also covers issuance of the guarantees by each of the Subsidiary Guarantors of the Exchange Notes pursuant to the Exchange Offer (the “Exchange Notes Guarantees”). The Outstanding Notes and Outstanding Guarantees were issued, and the Exchange Notes and Exchange Notes Guarantees will be issued, pursuant to an Indenture, dated as of February 11, 2010 (the “Indenture”), among the Company, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

In rendering the opinions expressed below, we have reviewed originals or copies of what we understand to be: (a) the Registration Statement, in the form filed with the Commission; (b) the Registration Rights Agreement, dated as of February 11, 2010, by and among the Company, the Subsidiary Guarantors and the initial purchasers listed therein (the “Registration Rights Agreement”); (c) the Indenture; (d) specimen of the certificate representing the Exchange Notes and the Exchange Notes Guarantees, included as an exhibit to the Indenture; (e) a copy of the articles of incorporation, as amended, the bylaws and authorizing resolutions of the Company; (f) a Certificate of Existence, dated June 2, 2010, issued by the Kentucky Secretary of State with respect to the Company; and (g) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

The McClatchy Company

June 9, 2010

We have assumed the following: (a) the genuineness of all signatures; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to authentic original documents of all documents submitted to us as copies; (d) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in the records, documents, instruments and certificates we have reviewed as of their stated dates and as of the date hereof; (e) the legal capacity of natural persons; (f) each of the Indenture and Registration Rights Agreement have been duly authorized, executed and delivered by all the parties thereto (other than the Company) and constitutes a legally valid, binding and enforceable obligation of the parties thereto enforceable against such parties in accordance with its terms; (g) the Exchange Notes will be duly executed by the Parent and authenticated by the Trustee and will be valid and enforceable obligations of the Parent; and (h) the Company is a wholly-owned subsidiary of the Parent. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral and/or written certifications and statements of officers, other representatives of the Company and/or others.

The opinions set forth herein are limited to the laws of the Commonwealth of Kentucky known to us to be customarily applicable to transactions of this nature. We render no opinion with respect to laws of the United States or any law, statute, ordinance, administrative decision, rule or regulation of any urban county government, county, town, municipal or special political subdivision or any judicial decision dealing with such laws of the United States or local laws. We express no opinion as to the effect of (i) any bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally or (ii) general principles of equity.

Subject to the assumptions, limitations, qualifications, exceptions and conditions contained in this letter, we are of the opinion that:

1. The Company is a corporation duly incorporated and validly existing under the laws of the Commonwealth of Kentucky.

2. The Company has the corporate power to (a) guarantee the Exchange Notes and (b) execute and deliver the Exchange Notes Guarantees and to carry out and perform its obligations under the terms of the Exchange Notes Guarantees.

3. All corporate action on the part of the Company, its directors and shareholder necessary for the authorization, execution and delivery of the Exchange Notes Guarantees, and the performance by the Company of its obligations under the Exchange Notes Guarantees, has been taken.

The McClatchy Company

June 9, 2010

This opinion letter is being delivered pursuant to Rule 601(b)(5) of Regulation S-K under the Securities Act. This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated in the numbered paragraphs above.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Stoll Keenon Ogden PLLC
Stoll Keenon Ogden PLLC